DEVELOPMENT FUNDING BOND PURCHASE AGREEMENT
This DEVELOPMENT FUNDING BOND PURCHASE AGREEMENT, dated as of June 2, 2021 (this “Agreement”), is made and entered into by and between MorphoSys AG, a German stock corporation (Aktiengesellschaft) (the “Guarantor”), and Royalty Pharma USA, Inc., a Delaware corporation (the “Buyer”), and, effective as of its execution of a Joinder at or following the closing of the Merger (as defined below), Constellation Pharmaceuticals, Inc., a Delaware corporation (the “Issuer”).
RECITALS
WHEREAS, the Guarantor and Royalty Pharma Investments 2019 ICAV an affiliate of the Buyer are parties, to that certain Royalty Purchase Agreement and to that Revenue Participation Rights Purchase and Sale Agreement, each dated of even date herewith (as amended, restated or otherwise modified from time to time, respectively, the “RPA” and the “RPR P&S,” and collectively with this Agreement and the Subscription Agreement (as defined below), the “RP Transaction Agreements”), pursuant to which the Buyer will purchase various royalties from the Guarantor and revenue participation rights from the Issuer.
WHEREAS, the Guarantor and Royalty Pharma Investments 2019 ICAV are entering into that Equity Investment and Purchase Agreement, dated of even date herewith (as amended, restated or otherwise modified from time to time, the “Subscription Agreement”), pursuant to which the Guarantor will issue and sell, and Royalty Pharma Investments 2019 ICAV will purchase, new ordinary shares of the Guarantor.
WHEREAS, the Guarantor, MorphoSys Development Inc., an indirect wholly-owned subsidiary of the Guarantor (“MergerSub”), and the Issuer are entering into that Agreement and Plan of Merger, dated of even date herewith (as amended, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which MergerSub will merge with and into the Issuer with the Issuer continuing as the surviving corporation (such transaction, the “Merger”).
WHEREAS, the Buyer desires to purchase the Development Funding Bond(s) (as defined below) from the Issuer in exchange for the Buyer’s payment of the Purchase Price(s) (as defined below), and the Issuer desires to issue and sell the Development Funding Bond(s) to the Buyer in exchange for the Buyer’s payment of the Purchase Price(s), in each case on the terms and conditions set forth in this Agreement.
WHEREAS, as partial consideration for the Buyer’s purchase of the Development Funding Bond(s), the Guarantor is making various representations, warranties, covenants and agreements to the Buyer hereunder, including to guarantee all of the payment, covenants, compliance, performance and other obligations of the Issuer hereunder.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in the RP Transaction Agreements and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Guarantor and the Buyer and, effective as of the closing of the Merger, the Issuer, hereby agree as follows:
SECTION 1

Purchase and Sale of Development Funding Bonds
1.1Issuance and Sale of Development Funding Bonds.
1

(a)Subject to the terms and conditions hereof, the Issuer shall issue and sell to the Buyer, and the Buyer shall purchase from the Issuer, at one or more Closings (as defined below), bond(s) issued by the Issuer under this Agreement in the form set forth as Exhibit A hereto (each, a “Development Funding Bond”) in the original aggregate principal amount of at least $150,000,000 and up to a maximum amount of $350,000,000 (the “Maximum Bond Amount”).
(b)The closing(s) of the issuance and sale of each Development Funding Bond shall occur on the date(s) selected by the Issuer, but shall occur no later than the first anniversary of the consummation of the Merger (each such date, the “Closing Date”). The Issuer shall notify the Buyer in writing of (i) each Closing Date at least 45 calendar days in advance thereof and (ii) the amount of the Development Funding Bond to be issued to the Buyer at such Closing (a “Closing Notice”). The purchase price to be paid by the Buyer to the Issuer at such Closing for the issuance and sale of the Development Funding Bond shall be equal to the amount of the Development Funding Bond set forth in such notice (the “Purchase Price”). [REDACTED] Each Closing Date shall be a Business Day (as defined in the RPA) no later than the one year anniversary of the consummation of the Merger.
(c)[REDACTED].
1.2Closing. Each purchase and sale of a Development Funding Bond (the “Closing”) shall take place remotely via the exchange of documents and signatures on each Closing Date. At each Closing, the Issuer shall deliver or cause to be delivered to the Buyer a duly executed Development Funding Bond in the aggregate principal amount equal to the Purchase Price detailed in the applicable Closing Notice and, concurrently, the Buyer shall pay to the Issuer such Purchase Price by wire transfer of immediately available funds in accordance with the Issuer’s written instructions.
1.3Use of Proceeds. The Issuer shall use the proceeds from the issuance and sale of the Development Funding Bond for the clinical development of biopharmaceutical product candidates and the commercialization of biopharmaceutical products.
SECTION 2

Representations and Warranties of the Guarantor
The Guarantor hereby makes the following representations and warranties to the Buyer as of the date hereof and as of each Closing Date:
2.1    Organization and Good Standing and Qualifications. The Guarantor is a public limited company (Aktiengesellschaft) duly organized, validly existing and in good standing under the laws of Germany. The Guarantor has all requisite power and authority to own, lease, operate and occupy its properties and to carry on its business as now being conducted. The Guarantor is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary, other than those in which the failure so to qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean any event or condition that would reasonably be likely to have a material adverse effect on the business, operations, properties, or financial condition of the Guarantor and its consolidated subsidiaries, taken as a whole, or adversely affect in any material respect the ability of the Guarantor to perform its obligations, or the Buyer’s rights, under any of the RP Transaction Agreements or the Development Funding Bond.

2.2    Authorization. (i) The Guarantor has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Merger Agreement; (ii) the execution and delivery of this Agreement and the Merger Agreement by the Guarantor, the consummation by the Guarantor of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Guarantor, its Supervisory Board or Management Board or its shareholders is required; and (iii)  this Agreement and the Merger Agreement has each been duly executed and delivered and constitutes a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application. The Guaranty (as defined below) has been duly authorized by the Guarantor and, when the Development Funding Bond has been duly executed, issued and delivered and paid for as provided herein, will be a valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.
2.3    No Conflict. The execution, delivery and performance by the Guarantor of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Guaranty in respect of the Development Funding Bonds, do not and will not (i) contravene or conflict with the Guarantor’s articles of association (Satzung), rules of procedure of Guarantor’s supervisory board (Aufsichtsrat) or rules of procedure of Guarantor’s management board (Vorstand), (ii) contravene or conflict with or violate any federal, state, local or foreign statute, rule, regulation, judgment, order, writ or decree binding upon or applicable to the Guarantor, (iii) contravene or conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract or other material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation binding upon or applicable to the Guarantor, or (iv) create or impose a lien, charge or encumbrance on any property of the Guarantor under any agreement or other commitment to which the Guarantor is a party or by which the Guarantor is bound, in the case of each of clauses (ii), (iii) and (iv), which would reasonably be expected to have a Material Adverse Effect.
2.4    Consents. Except for the consummation of the Merger, no consent, approval, license, order, authorization, registration, declaration or filing with or of any governmental entity or other person is required to be done or obtained by the Guarantor in connection with (i) the execution and delivery by the Guarantor of this Agreement, (ii) the performance by the Guarantor of its obligations under this Agreement, or (iii) the consummation by the Guarantor of any of the transactions contemplated by this Agreement.
2.5    Compliance. The Guarantor is not (i) in violation or default of any provision of any instrument, mortgage, deed of trust, loan, contract, commitment to which it or any of its subsidiaries is a party, (ii) in violation of any provision of any judgment, decree, order or obligation to which it or any of its subsidiaries is a party or by which any of its or their properties or assets are bound, or (iii) in violation of any federal, state or, to its knowledge, local statute, rule or governmental regulation, in the case of each of clauses (i), (ii) and (iii), which would have a Material Adverse Effect.
2.6    Commission Documents, Financial Statements. Since January 1, 2020, the Guarantor has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing, including filings incorporated by reference therein, being referred to herein as the “Commission Documents”). As of its date, each Commission Document filed since January 1, 2020, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such document, and, as of its date, after giving effect to the information disclosed and incorporated by reference therein, no such Commission Document since January 1, 2020, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Guarantor included in the Commission Documents filed with the Commission since January 1, 2020, complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Guarantor as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
2.7    Internal Controls and Procedures. The Guarantor maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 and Rule 15d-15 under the Exchange Act. Except as disclosed in the Commission Documents, such disclosure controls and procedures are effective as of the latest date of management’s evaluation of such disclosure controls and procedures as set forth in the Commission Documents to ensure that all material information required to be disclosed by the Guarantor in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission. Except as disclosed in the Commission Documents, the Guarantor maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS.
2.8    Material Adverse Change. Since December 31, 2020, no event or series of events has or have occurred that would, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.
2.9    No Undisclosed Liabilities. The Guarantor and its consolidated subsidiaries, taken as a whole, do not have any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Guarantor and its consolidated subsidiaries (including the notes thereto) in conformity with IFRS and are not disclosed in the Commission Documents, other than those incurred in the ordinary course of the Guarantor’s or its subsidiaries’ respective businesses since March 31, 2021.
2.10    No Undisclosed Events or Circumstances. Except for the transactions contemplated by this Agreement, the RPA, the RPR P&S or the Merger Agreement, no event or circumstance has occurred or exists with respect to the Guarantor, its subsidiaries, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Guarantor but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
2.11    Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Guarantor, threatened against the Guarantor or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. Except as set forth in the Commission Documents, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Guarantor, threatened, against or involving the Guarantor, any subsidiary, or any of their respective properties or assets that would be reasonably expected to have a Material Adverse Effect. Except as set forth in the Commission Documents, no judgment, order, writ, injunction or decree or award has been issued by or, to the knowledge of the Guarantor, requested of any court, arbitrator or governmental agency which would be reasonably expected to result in a Material Adverse Effect.
2.12    Compliance with Law. The businesses of the Guarantor and its subsidiaries have been and are presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as would not reasonably be expected to cause a Material Adverse Effect. The Guarantor and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except for such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, the failure to possess which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
2.13    Investment Company. The Guarantor is not and, after giving effect to the offering and sale of the Development Funding Bond, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.
2.14    Brokers. No brokers, finders or financial advisory fees or commissions will be payable by the Guarantor or any of its subsidiaries in respect of the transactions contemplated by this Agreement.
SECTION 3

Representations and Warranties of the Issuer
The Issuer hereby makes the following representations and warranties to the Buyer as of effective as of the closing of the Merger and as of each Closing Date:
3.1    Organization and Good Standing and Qualifications. The Issuer is a corporation duly organized, validly existing and in good standing under the laws of state of Delaware. The Issuer has all requisite power and authority to own, lease, operate and occupy its properties and to carry on its business as now being conducted. The Issuer is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary, other than those in which the failure so to qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect.
3.2    Authorization. (i) The Issuer has the requisite corporate power and authority to enter into and perform its obligations under this Agreement; (ii) the execution and delivery of this Agreement by the Issuer, the consummation by the Issuer of the transactions contemplated hereby, including the issuance, sale and delivery of any Development Funding Bond, has been duly authorized by all necessary corporate action, and no further consent or authorization of the Issuer, its board of directors or its stockholders is required; and (iii) this Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.
3.3    Valid Issuance of Development Funding Bond. The issuance of each Development Funding Bond has been duly authorized by all requisite corporate action. Each Development Funding Bond has, prior to its issuance, been duly authorized by the Issuer and, when duly executed, issued and delivered and paid for as provided herein, will be duly and validly issued and outstanding and will constitute a valid and legally binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.
3.4    No Conflict. The execution, delivery and performance by the Issuer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Issuer, (ii) contravene or conflict with or violate any federal, state, local or foreign statute, rule, regulation, judgment, order, writ or decree binding upon or applicable to the Issuer, (iii) contravene or conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract or other material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation binding upon or applicable to the Issuer, or (iv) create or impose a lien, charge or encumbrance on any property of the Issuer under any agreement or other commitment to which the Issuer is a party or by which the Issuer is bound, in the case of each of clauses (ii), (iii) and (iv), which would reasonably be expected to have a Material Adverse Effect.
3.5    Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any governmental entity or other person is required to be done or obtained by the Issuer in connection with (i) the execution and delivery by the Issuer of the joinder to this Agreement, (ii) the performance by the Issuer of its obligations under this Agreement, or (iii) the consummation by the Issuer of any of the transactions contemplated by this Agreement, including the issuance and sale of any Development Funding Bond in accordance with the terms hereof.
3.6    Compliance. The Issuer is not (i) in violation or default of any provision of any instrument, mortgage, deed of trust, loan, contract, commitment to which it or any of its subsidiaries is a party, (ii) in violation of any provision of any judgment, decree, order or obligation to which it or any of its subsidiaries is a party or by which any of its or their properties or assets are bound, or (iii) in violation of any federal, state or, to its knowledge, local statute, rule or governmental regulation, in the case of each of clauses (i), (ii) and (iii), which would have a Material Adverse Effect.
3.7    Brokers. No brokers, finders or financial advisory fees or commissions will be payable by the Issuer or any of its subsidiaries in respect of the transactions contemplated by this Agreement.
SECTION 4

Representations and Warranties of the Buyer
The Buyer hereby makes the following representations and warranties to the Guarantor as of the date hereof and as of each Closing Date:
4.1    Experience. The Buyer is experienced in evaluating companies such as the Guarantor, has such knowledge and experience in financial and business matters that the Buyer is capable of evaluating the merits and risks of the Buyer’s prospective investment in the Guarantor, and has the ability to bear the economic risks of the investment.
4.2    Investment. The Buyer is acquiring the Development Funding Bond for investment for the Buyer’s own account and not with the view to, or for resale in connection with, any distribution thereof. The Buyer understands that the Development Funding Bond has not been and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Buyer further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Development Funding Bond.
4.3    Access to Information. The Buyer has received and reviewed information about the Guarantor and has had an opportunity to discuss the Guarantor’s business, management and financial affairs with its management and to review the Guarantor’s facilities. The Buyer has had a full opportunity to ask questions of and receive answers from the Guarantor, or any person or persons acting on behalf of the Guarantor, concerning the terms and conditions of an investment in the Development Funding Bond. The Buyer is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, except for the statements, representations and warranties contained in this Agreement.
4.4    Authorization. This Agreement when executed and delivered by the Buyer will constitute a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, subject to: (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.
4.5    Investor Status. The Buyer acknowledges that it is either (i) an institutional “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act (an “Institutional Accredited Investor”) or (ii) a “qualified institutional buyer” as defined in Rule 144A of the Securities Act.
4.6    No Inducement. The Buyer was not induced to participate in the offer and sale of the Development Funding Bond by the filing of any registration statement in connection with any public offering of the Guarantor’s securities, and the Buyer’s decision to purchase the Development Funding Bond hereunder was not influenced by the information contained in any such registration statement.
4.7    No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement, judgment, order, writ, injunction, citation, award or decree binding upon or applicable to the Buyer.
4.8    Consent. No consent, approval, license, order, authorization, registration, declaration or filing with or of any governmental entity or other person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.
4.9    Financing. The Buyer has sufficient cash to pay the Purchase Price at each Closing.
SECTION 5

Conditions to the Buyer’s Obligations at each Closing
The obligations of the Buyer under this Agreement at each Closing are subject to the fulfillment on or before such Closing (except as otherwise indicated) of each of the following conditions, any of which may be waived in writing by the Buyer (except to the extent not permitted by law):
5.1    No Injunction, etc. No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of any of the transactions contemplated by this Agreement. No action or claim shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would be reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have the effect of making illegal the purchase of, or payment for, any of the Development Funding Bond by the Buyer.
5.2    Representations and Warranties. The representations and warranties of the Guarantor contained in Section 2 and the representations and warranties of the Issuer in Section 3 shall be true and correct in all respects on and as of such Closing with the same effect as though such representations and warranties had been made on and as of such Closing Date.
5.3    Performance. The Guarantor shall (i) have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed, or complied with, by it on or before such Closing (ii) not be in breach of any of the RP Transaction Agreements.
5.4    Closing Certificate. The Buyer shall have received a certificate, executed by a duly authorized officer of each of the Guarantor and the Issuer, on such Closing Date certifying on behalf of the Guarantor and the Issuer, respectively, as to its compliance with, and satisfaction of, Section 5.2 and Section 5.3.
5.5    Securities Laws. The offer and sale of the Development Funding Bond to the Buyer pursuant to this Agreement at such Closing shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.
5.6    Authorizations. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Development Funding Bond pursuant to this Agreement shall have been duly obtained and shall be effective on and as of such Closing.
5.7    Legal Opinion. The Buyer shall have received legal opinions from counsel to the Guarantor and the Issuer, dated as of such Closing Date and in a form reasonably acceptable to the Buyer, covering corporate existence, authority, enforceability and non-contravention in respect of certain contracts and the organizational documents of the Guarantor and Issuer and applicable law.
5.8    Consummation of the Merger. The Merger contemplated by the Merger Agreement shall have been consummated.
SECTION 6

Conditions to the Issuer’s Obligations at each Closing
The obligations of the Issuer under this Agreement at each Closing are subject to the fulfillment on or before such Closing (except as otherwise indicated) of each of the following conditions, any of which may be waived in writing by the Issuer (except to the extent not permitted by law):
6.1    No Injunction, etc. No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of any of the transactions contemplated by this Agreement. No action or claim shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would be reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have the effect of making illegal the purchase of, or payment for, any of the Development Funding Bond by the Buyer
6.2    Representations and Warranties. The representations and warranties of the Buyer contained in Section 4 shall be true and correct in all respects on and as of such Closing with the same effect as though such representations and warranties had been made on and as of such Closing Date.
6.3    Closing Certificate.  The Issuer shall have received a certificate, executed by a duly authorized officer of the Buyer, on such Closing Date certifying on behalf of the Buyer as to its compliance with, and satisfaction of, Section 6.2.
6.4    Securities Law Compliance. The offer and sale of the Development Funding Bond to the Buyer pursuant to this Agreement at such Closing shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.
6.5    Authorization. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Development Funding Bond pursuant to this Agreement shall have been duly obtained and shall be effective on and as of such Closing.
6.6    Consummation of the Merger. The Merger contemplated by the Merger Agreement shall have been consummated.
SECTION 7

Covenants
7.1    Joinder. At or as promptly as possible after (but, in any event, within one Business Day) the closing of the Merger, the Guarantor shall cause the Issuer to execute and deliver to the Buyer the Joinder Agreement, in a form mutually agreeable to the Guarantor and the Buyer, following which the Issuer shall become a party to this Agreement. For clarity, any breach by the Guarantor of this Section 7.1 shall not relieve any affiliate of Buyer of any of its obligations to complete the financings under either the RPA or the RPR P&S, but the Guarantor shall in such case be subject to (i) its indemnification obligations under Section 9.1(a) and (ii) the remedies contemplated by Section 10.10.
7.2    [REDACTED]

7.3    Guaranty; Continued Existence of Obligors
(a)The Guarantor hereby unconditionally guarantees to the Buyer, irrespective of the validity and enforceability of this Agreement, any Development Funding Bond or the obligations of the Issuer hereunder or thereunder: (a) that any amounts payable under any Development Funding Bond shall be promptly paid in full when due; and (b) the due and punctual performance of, and compliance by the Issuer with, all of its obligations under this Agreement or any Development Funding Bond ((a) and (b) together, the “Guaranty”). Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor shall be obligated to pay the same immediately. The Guarantor agrees that this is a guaranty of payment and not a guaranty of collection. The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Agreement or the Development Funding Bonds, the absence of any action to enforce the same, any waiver or consent by the Buyer with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor hereby waives, to the extent permitted by applicable law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that the Guaranty shall not be discharged except by complete performance of the obligations contained in this Agreement and the Development Funding Bonds. The Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Buyer in respect of any obligations guaranteed hereby until payment in full, and satisfaction of all nonpayment, obligations guaranteed hereby.
(b)Other than the Merger, the Issuer shall not merge, consolidate or amalgamate with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its subsidiaries, in one or more related transactions, to any entity unless (i)(a) the Issuer is the surviving entity or (b) the entity formed by or surviving any such merger, consolidation or amalgamation (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is an entity organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof or the District of Columbia and shall expressly assume all of the obligations of the Issuer under this Agreement and each Development Funding Bond by way of one or more agreements or instruments in form and substance reasonably acceptable to Buyer and (ii) no Event of Default exists.
(c)The Guarantor shall not merge, consolidate or amalgamate with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any entity unless (i)(a) the Guarantor is the surviving entity or (b) the entity formed by or surviving any such merger, consolidation or amalgamation (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made expressly assumes all the obligations of the Guarantor under this Bond Purchase Agreement, including, unless the transaction or series of related transactions involves the bona fide sale of all of the properties or assets of the Guarantor for fair value on an arms’ length basis to an unrelated third party, on a joint and several basis with the Guarantor if the Guarantor continues to exist, by way of one or more agreements or instruments in form and substance reasonably acceptable to Buyer and (ii) no Event of Default exists.
7.4    Further Assurances. Each of the Buyer and the Guarantor and, following the consummation of the Merger and the execution by the Issuer of the Joinder Agreement, the Issuer, shall execute such further documents and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.
SECTION 8

TERMINATION
8.1    Automatic Termination. Unless earlier terminated by the mutual written agreement of the parties hereto, this Agreement shall continue in full force and effect until the earlier of (a) sixty (60) days after such time as the Guarantor and the Issuer have satisfied in full their payment obligations under any Development Funding Bond(s) or otherwise under this Agreement and (b) the termination of the Merger Agreement pursuant to its terms and the parties rights thereunder, at which point this Agreement shall automatically terminate, except in each case with respect to any rights that shall have accrued prior to such termination.
8.2    Survival. Notwithstanding anything to the contrary in this Section 8, the following provisions shall survive termination of this Agreement and any of the other RP Transaction Agreements: Section 9 (Indemnification), this Section 8.2 (Survival) and Section 10 (Miscellaneous). Termination of any Transaction Agreement shall not relieve any party of liability in respect of breaches under any Transaction Agreement by any party on or prior to termination.
SECTION 9

Indemnification
9.1    General Indemnity. Subject to Section 9.3, from and after the Closing:
(a)the Guarantor and the Issuer, each hereby jointly and severally agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses (as defined in the RPA) suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Guarantor or the Issuer in this Agreement or any Development Funding Bonds and (ii) any breach of any of the covenants or agreements of the Guarantor or the Issuer in this Agreement or any Development Funding Bonds; and
(b)the Buyer hereby agrees to indemnify, defend and hold harmless the Guarantor and its Affiliates and its and their directors, officers, agents and employees (“Guarantor Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Guarantor Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement or any Development Funding Bonds or (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement or any Development Funding Bonds. For purposes of this Agreement, “Losses” means any and all judgment, order, writ, injunction, citation, award or decree of any nature, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.
9.2    Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Guarantor Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Guarantor Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Section 9, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Section 9 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party (as defined in the RPA) with respect to which an Indemnified Party intends to claim any Loss under this Section 9.2, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 9.2 shall not limit the obligation of the

Indemnifying Party under this Section 9, except to the extent such Indemnifying Party is actually prejudiced thereby.
9.3    Limitations on Liability. No party hereto shall be liable for any consequential, punitive, special or incidental damages under this Section 9 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Section 9) in or pursuant to this Agreement.
9.4    Third-Party Claims. Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 9.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a Third Party with respect to which such Indemnified Party intends to claim any Loss under this Section 9, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 9.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim, and the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such claim without the prior written consent of the Indemnified Party unless such judgment or settlement (A) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (ii) subject to the limitations set forth in Section 9.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Section 9.
9.5    Exclusive Remedy. Except as set forth in Section 10.10, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this Section 9 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this Section 9.
SECTION 10

Miscellaneous
10.1    Notices. All notices and other communications under or in connection with this Agreement or any Development Funding Bond shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.1:

If to the Guarantor, to it at:
MorphoSys AG
Semmelweisstraße
82152 Planegg
Germany
Attention:    [REDACTED][REDACTED]
Email:         [REDACTED][REDACTED]
With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts 02116
Attention:    [REDACTED][REDACTED][REDACTED]
Email:     [REDACTED][REDACTED][REDACTED]
If to the Issuer, to it at:
Constellation Pharmaceuticals, Inc.
215 First Street, Suite 200
Cambridge, Massachusetts 02142
Attention:    [REDACTED][REDACTED]
Email:        [REDACTED][REDACTED]
With a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:    [REDACTED]
E-mail:    [REDACTED]
Facsimile:
Email:
If to the Buyer, to it at:
Royalty Pharma USA, Inc.
110 E. 59th Street, Suite 3300
New York, New York 10022
Attention: [REDACTED]
Email: [REDACTED]
With a copy to:
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: [REDACTED]
Email:    [REDACTED]
All notices and communications under or in connection with this Agreement or any Development Funding Bond shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, (iii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine or (iv) one Business Day (as defined in the RPA) following sending within the United States by overnight delivery via commercial one-day overnight courier service.
10.2    Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the Development Funding Bond(s) and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.
10.3    Assignment. The Guarantor and, upon being a party hereto, the Issuer shall not sell, assign or otherwise transfer all or any portion of this Agreement, any Development Funding Bonds or their rights hereunder or thereunder to any Person, including by operation of law, merger, change of control, or otherwise without the Buyer’s prior written consent except as permitted by Section 7.3(b) or Section 7.3(c), as applicable. Subject to the registration requirement of Section 11 of the Development Funding Bond, the Buyer may assign this Agreement and any or all Development Funding Bonds, in each case, in whole or in part, provided that such assignment of the Development Funding Bonds is permitted under the Securities Act of 1933, as amended, and under the securities laws of applicable states, and that the Buyer promptly thereafter notifies the Guarantor in writing thereof; and provided further, that any such assignment to (i) an investment fund that has initiated more than one proxy contest with respect to a public company or (ii) a competitor of the Guarantor, the Issuer and/or their respective subsidiaries shall require the prior written consent of the Guarantor (not to be unreasonably withheld or delayed). Any purported assignment in violation of this Section 10.3 shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.
10.4    Amendment and Waiver.
(a)This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.
(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.
10.5    Entire Agreement. This Agreement and the Exhibits annexed hereto, including the Development Funding Bond(s), constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.
10.6    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Guarantor and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.
10.7    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
10.8    JURISDICTION; VENUE.

(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE PARTIES HERETO HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF PARTIES HERETO HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE PARTIES HERETO AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON SUCH PARTY IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 10.1 HEREOF.
(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)Each party hereto irrevocably and unconditionally waives any right to trial by jury with respect to any proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby.
10.9    Severability. If any term or provision of this Agreement or any Development Funding Bond shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement or the Development Funding Bond(s) shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.
10.10    Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding Section 9.5, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.
10.11    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Development Funding Bond Purchase Agreement as of the date first set forth above.
MORPHOSYS AG, as the Guarantor
By:
    Name:
    Title:

By:
    Name:
    Title:
ROYALTY PHARMA USA, INC., as the Buyer
By:
    Name:
    Title:
By:
    Name:
    Title:

[Signature Page to Development Funding Bond Purchase Agreement]

1295109.02A-NYCSR01A - MSW

ACTIVE/110017159.8

EXHIBIT A
Form of Development Funding Bond

1295109.02A-NYCSR01A - MSW

ACTIVE/110017159.8

1295109.02A-NYCSR01A - MSW

ACTIVE/110017159.8

1295109.02A-NYCSR01A - MSW

ACTIVE/110017159.8

ACTIVE/110017159.8